Exhibit 99.1

Five Year Comparison of Selected Financial Data (Notes 1, 2, 3 and 4)

Years ended December 31, (in thousands, except per share data)

	2003	2002	2001	2000	1999

Operating results data:
Revenues from continuing operations	$1,096,152	$940,146	$791,964	$493,553	$503,911
Earnings from continuing operations	147,002	135,123	98,724	170,442	150,119
Basic earnings from continuing operations applicable to common shareholders per share of common stock	1.52	1.44	1.25	2.27	1.92
Diluted earnings from continuing operations applicable to common shareholders per share of common stock	1.48	1.42	1.23	2.24	1.89
Balance sheet data:
Total assets	6,639,244	6,394,151	4,883,483	4,175,538	4,233,101
Debt and capital leases	4,464,377	4,461,901	3,501,398	3,058,038	3,155,312
Shareholders’ equity	1,324,964	1,112,084	655,360	630,468	638,580
Shareholders’ equity per share of common stock (note 4)	13.65	12.06	8.78	8.61	8.40
Other selected data:
Net cash provided (used) by:
Operating activities	375,966	376,144	301,754	261,240	197,288
Investing activities	(288,605)	(863,711)	(126,595)	(275)	28,629
Financing activities	(11,764)	497,077	(157,778)	(273,713)	(237,389)
Dividends per share of common stock	1.68	1.56	1.42	1.32	1.20
Dividends per share of convertible Preferred stock	3.00	3.00	3.00	3.00	3.00
Market price per share of common stock at year end	47.00	31.70	29.29	25.50	21.25
Market price per share of convertible Preferred stock at year end	61.30	46.03	43.50	36.63	32.63
Weighted-average common shares outstanding (basic)	88,453	84,954	68,637	69,475	71,705
Weighted-average common shares outstanding (diluted)	90,608	86,446	69,569	72,064	75,787